Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR THE SECURITIES LAWS OF ANY STATE, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT.

EMCORE CORPORATION

WARRANT

Warrant No. 1	Dated: April 29, 2024

EMCORE CORPORATION, a New Jersey corporation (the “Company”), hereby certifies that, for value received, HCP FVU LLC or its registered assigns (the “Holder”) is entitled to purchase from the Company up to a total of 1,810,528 (subject to adjustment as provided herein) fully paid and non-assessable shares of common stock, no par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $2.73 per share (as adjusted from time to time as provided in Section 11, the “Exercise Price”) at any time and from time to time from and after the date hereof and through and including the date that is ten (10) years from the Issuance Date (as defined herein), as may be extended pursuant to Section 4 (the “Expiration Date”) and subject to the following terms and conditions. This Warrant (this “Warrant”) is by and between the Company and the Holder.

1.          Definitions.      In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein shall have the meanings set forth below:

(a)             “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(b)            “Change of Control” means the occurrence of any of the following in one or a series transactions: (i) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than fifty percent (50%) of the voting rights or equity interests in the Company; (ii) a replacement of more than fifty percent (50%) of the members of the Company’s board of directors that is not approved by the Incumbent Directors; (iii) a merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company in one or a series of transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least fifty percent (50%) of the voting power and equity interests in the surviving entity or acquirer of such assets, as applicable; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes or could result in a transfer of more than fifty percent (50%) of the voting power or equity interests in the Company; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the occurrence of a “change of control” or similar trigger under any employment agreement or loan agreement of the Company or any of its subsidiaries.

(c)            “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the most recent closing bid price per share of Common Stock so reported; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as mutually determined by the Company and the Holder in their respective sole discretion. If the Company and the Holder are unable to so agree upon the fair market value of a share of Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 19(f).

(d)            “Commission” means the U.S. Securities and Exchange Commission.

(e)            “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(f)             “Effective Date” means the date that a Registration Statement or Registration Statements covering the Registrable Securities has been declared effective by the Commission.

(g)            “Eligible Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: (i) The NASDAQ Global Market; (ii) The NASDAQ Global Select Market; (iii) The NASDAQ Capital Market; (iv) the New York Stock Exchange; (v) NYSE Arca; or (vi) the NYSE MKT (or any successor to any of the foregoing).

(h)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(i)             “Excluded Stock” means the issuance of: (i) Common Stock upon the exercise of Options outstanding as of the Issuance Date, pursuant to the terms of Options or applicable option plan as of the Issuance Date; (ii) compensatory Options (and the issuance of Common Stock upon exercise thereof), restricted stock or restricted stock units (and the issuance of Common Stock upon settlement of such restricted stock units) of the Company to employees, officers, directors or consultants of the Company after the date hereof pursuant to a stock option plan, restricted stock agreement or other incentive stock plan or pursuant to any employee benefit plan, in each case as in effect on the Issuance Date or as approved by the Company’s stockholders following the Issuance Date; (iii) the Warrant Shares; and (iv) Common Stock issued upon exercise of warrants to purchase Common Stock outstanding as of the Issuance Date.

(j)             “Equity Conditions” means, with respect to an given date of determination: (i) on such applicable date of determination a Registration Statement shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously issued pursuant to such prospectus deemed unavailable) for the resale by the Holder of all the Warrant Shares of Common Stock issuable upon exercise of this Warrant in connection with the event requiring determination (such applicable aggregate number of shares of Common Stock, each, a “Required Minimum Securities Amount”); (ii) on each day during the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including the shares of Common Stock to be issued in the event requiring this determination) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by a writing by such Eligible Market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all Warrant Shares issuable upon exercise of this Warrant on a timely basis as set forth in Section 4 hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in this Warrant; (iv) the Required Minimum Securities Amount of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (v) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vi) the Company shall have no knowledge of any fact that would reasonably be expected to cause the Registration Statement to not be effective or the prospectus contained therein to not be available for the resale by the Holder of the Required Minimum Securities Amount of shares of Common Stock in connection with the event requiring such determination; (vii) the Holder shall not be in possession of any material, non-public information provided to any of them by the Company, any of its subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (viii) there shall not have occurred any Volume Failure as of such applicable date of determination; (ix) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and (B) all Warrant Shares to be issued in connection with the event requiring this determination may be issued in full without resulting in an Authorized Share Failure; (xi) any Warrant Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 14 hereof, and (xii) no bona fide dispute shall exist, by and between any of the Holders, the Company, the Principal Market (or such applicable Eligible Market in which the Common Stock of the Company is then principally trading) and/or FINRA with respect to any term or provision of this Warrant or any other Transaction Document.

(k)            “Equity Conditions Failure” means that on each day during the period commencing twenty (20) Trading Days prior to the applicable Forced Exercise Notice Date through and including the applicable Forced Exercise Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(l)             “Filing Date” means, with respect to (i) the initial Registration Statement required to be filed pursuant to Section 13(a)(i) of this Warrant, the ninetieth (90th) day following the Issuance Date and (ii) any additional Registration Statement required to be filed pursuant to Section 13 of this Warrant, the ninetieth (90th) day following the date thereof.

(m)           “Holder Counsel” means Lowenstein Sandler LLP.

(n)            “Incumbent Directors” means those individuals who are members of the Company’s board of directors on the Issuance Date; provided, however, that any individual who is elected, or nominated for election, to the board of directors with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination will thereafter be classified as an Incumbent Director.

(o)            “Issuance Date” means the date hereof.

(p)            “Losses” means any and all damages, fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, or any other expenses of litigation or other Proceedings or of any default or assessment).

(q)            “Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock.

(r)             “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(s)             “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

(t)             “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(u)            “Put Price” means the ten-day VWAP price of the Common Stock for the ten full consecutive Trading Days immediately preceding the date and time that the Put Exercise Notice is delivered to the Company.

(v)            “Registrable Securities” means the Warrant Shares (including any Warrant Shares issuable pursuant to the anti-dilution provisions hereof), together with any securities issued or issuable in exchange for the Warrant Shares or upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

(w)           “Registration Statement” means the initial registration statement required to be filed under Section 13(a)(i) of this Warrant and any additional registration statements contemplated by Section 13 of this Warrant, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(x)             “Required Effectiveness Date” means with respect to (i) the initial Registration Statement required pursuant to Section 13(a)(i) of this Warrant, the one hundred eightieth (180th) day following the Issuance Date, and (ii) any additional Registration Statement required pursuant to Section 13 of this Warrant, the one hundred eightieth (180th) day following the date thereof; provided, however, in the event the Company is notified by the Commission that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Required Effectiveness Date as to such Registration Statement shall be the fifth (5th) Trading Day following the date on which the Company is so notified if such date precedes the dates required above.

(y)            “Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(z)             “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(aa)          “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day.

(bb)         “Trading Market” means The NASDAQ Global Select Market or any other primary Eligible Market or national securities exchange on which the Common Stock is then listed or quoted.

(cc)          “Volume Failure” means, with respect to a particular date of determination, the aggregate daily trading volume (as reported on Bloomberg) of the Common Stock on the Trading Market on either (x) the Trading Day immediately preceding such date of determination or (y) at least ten (10) Trading Days during the thirty (30) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than twenty percent (20%) of the average monthly trading volume of the Common Stock on the Trading Market (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

(dd)          “VWAP” means, on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such Trading Day or for such particular period on the Eligible Market on which the Common Stock is then traded as reported by Bloomberg L.P., through its “Volume at Price” functions, or any successor performing similar functions, or, if the foregoing does not apply, the average of the highest Closing Price and the lowest closing ask price of the Common Stock on the OTC Bulletin Board or, if none of the foregoing applies, the average of the highest Closing Price and the lowest closing ask price of the Common Stock of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc.; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

2.             Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.             Registration of Transfers. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof at any time and without restriction; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Warrant. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of this Warrant.

4.             Exercise and Duration of Warrants.

(a)            Subject to the limitations set forth in Section 14 hereof, this Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the Issuance Date to and including the Expiration Date.

(b)            A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder shall deliver the original Warrant to the Company within thirty (30) days after the full exercise of this Warrant; provided, however, that the Holder’s failure to so deliver the original Warrant shall not affect the validity of such exercise or any of the Company’s obligations under this Warrant and the Company’s sole remedy for the Holder’s failure to deliver the original Warrant shall be to obtain an affidavit of lost warrant from the Holder.

5.           Forced Exercise.

(a)            Subject to Section 14, at any time after the Effective Date but prior to the Expiration Date (x) the VWAP of the Common Stock exceeds two hundred percent (200%) (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “Forced Exercise Minimum Price”) for a thirty (30) consecutive Trading Day period (but, in any event, including the last Trading Day in such period) (each, a “Forced Exercise Measuring Period”) and (y) no Equity Conditions Failure then exists (unless waived, in whole or in part, in writing by the Holder (and, if in part, only to the extent of the Warrant Shares applicable to such partial waiver)) (collectively, the “Forced Exercise Conditions”), the Company shall have the right to require the Holder to exercise this Warrant pursuant to this Section 5 into up to such aggregate number of fully paid, validly issued and non-assessable Warrant Shares equal to the aggregate number of Warrant Shares then permitted to be issued to the Holder in compliance with Section 14 (the “Maximum Forced Exercise Share Amount”) as designated in      the applicable Forced Exercise Notice (as defined below) to be issued and delivered in accordance with Section 5(b) hereof (a “Forced Exercise”).

(b)            Mechanics. The Company may exercise its right to require the Forced Exercise under this Section 5 following any Forced Exercise Measuring Period by delivering a written notice thereof on or prior to the fifth (5th) Trading Day following such Forced Exercise Measuring Period, by facsimile or electronic mail to the Holder (a “Forced Exercise Notice”, and the date thereof, a “Forced Exercise Notice Date”). For purposes of Section 4 hereof, if the Forced Exercise occurs hereunder, the Holder shall be deemed to have delivered an Exercise Notice on the Forced Exercise Date for the aggregate number of Warrant Shares specified to be issued to the Holder in the Forced Exercise Notice (subject to any adjustments thereto pursuant to Section 11 and this Section 5 that may occur prior to the Forced Exercise Date). Each Forced Exercise Notice shall be irrevocable without the Holder’s consent. The Forced Exercise Notice shall (i)  state the Trading Day selected for the Forced Exercise in accordance with this Section 5, which Trading Day shall be no less than five (5)  Trading Days and no more than twenty (20) Trading Days following the Forced Exercise Notice Date (each, a “Forced Exercise Date”), (ii) state the aggregate number (not in excess of the Maximum Forced Exercise Share Amount) of shares of Common Stock subject to Forced Exercise from the Holder pursuant to this Section  5 (a “Forced Exercise Amount”), and (iii) contain a certification from an executive officer of the Company that the Forced Exercise Conditions shall have been satisfied as of the applicable Forced Exercise Notice Date. Notwithstanding the foregoing, the Company may effect only one (1) Forced Exercise during any twenty (20) Trading Day period. For the avoidance of doubt, the Warrant Shares delivery date with respect to the Forced Exercise shall be the later of (x) the Forced Exercise Date and (y) the first (1st) Trading Day after the Company’s receipt of the applicable aggregate Exercise Price with respect to the Forced Exercise. Notwithstanding anything herein to the contrary, if an Equity Conditions Failure occurs at any time after the Forced Exercise Notice Date and on or prior to the Forced Exercise Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the applicable Equity Conditions Failure, as applicable, the Forced Exercise shall be cancelled, and the applicable Forced Exercise Notice shall be null and void. Notwithstanding the foregoing, any portion of this Warrant subject to the Forced Exercise may be exercised by the Holder pursuant to the terms hereunder prior to the Forced Exercise Date and such aggregate number of Warrant Shares exercised hereunder on or after the Forced Exercise Notice Date and prior to the Forced Exercise Date shall reduce, on a share by share basis, the aggregate number of Warrant Shares subject to the Forced Exercise hereunder on such Forced Exercise Date.

(c)            Replacement Warrant. On each Forced Exercise Date, the Company shall issue and deliver to the Holder an Exchange Warrant (each, an “Exchange Warrant”), containing the same terms and conditions as this Warrant, except that (i) the Exchange Warrant will entitle the Holder to purchase up to such number of shares of Common Stock equal to the amount of Warrant Shares then being exercised pursuant to the Forced Exercise Amount, and (ii) the “Exercise Price” for the Exchange Warrant will equal 125% of the arithmetic average of the VWAP for the ten (10) Trading Days immediately preceding the Forced Exercise Date (not including the Forced Exercise Date). Any Forced Exercise Notice that is delivered without an Exchange Warrant meeting the requirements of this Section 5 will, at the option of the Holder, be void and of no effect.

6.           Put Right.

(a)            The Holder (or any of its affiliates to which the Warrant or the Warrant Shares have been assigned in accordance with this Warrant) shall have the right (the “Put Right”) to require the Company to purchase the unexercised portion of the Warrant held by the Holder, in whole but not in part, in accordance with the provisions of this Section 6.

(b)            Put Exercise. The Holder (or any of its affiliates to which the Warrant has been assigned in accordance with this Warrant) may exercise the Put Right by giving written notice thereof (a “Put Exercise Notice”) to the Company at any time after the earlier of (i) there occurs an event of default (or similar term) or breach, under any of the Company’s or its subsidiaries’ credit agreements or any debt facilities where the Company or any of its subsidiaries incurs indebtedness for borrowed money from any Person other than Holder or any of its affiliates, and such event of default (or similar term) or breach remains uncured for more than fifteen (15) days, (ii) there occurs an acceleration of payment, under any of the Company’s or its subsidiaries’ credit agreements or any debt facilities where the Company or any of its subsidiaries incurs indebtedness for borrowed money or (iii) the Company files a voluntary petition, or initiates proceedings, to have the Company adjudicated bankrupt or insolvent, consent to the institution of bankruptcy or insolvency proceedings against the Company, files a petition seeking or consenting to reorganization of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency or other relief for debtors, or seeks or consents to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of its properties and assets. The Put Exercise Notice shall state, if the Warrant remains unexercised, the number of shares then purchasable under the Warrant, if any, subject to such put. The Put Right may be exercised by the Holder (or any of its affiliates to which the Warrant has been assigned in accordance with this Warrant), and may be exercised successively in accordance with this Section 6 so long as the Holder (or any of its affiliates to which the Warrant has been assigned in accordance with this Warrant) owns the Warrant.

(c)            Put Price. Upon receipt of the Put Exercise Notice, the Company shall calculate the Put Price, and deliver notice thereof (a “Put Price Notice”) to the Holder within three (3) Business Days after delivery to the Company of the Put Exercise Notice.

(d)            Consummation. Upon the Holder’s receipt of the Put Price Notice, the Holder shall surrender to the Company at its principal office, or such other office or agency of the Company as the Company may reasonably designate by written notice to the Holder, the Warrant subject to such exercise of the Put Right, endorsed to the Company (or other instruments or documents of transfer, or instruments to DTC or the transfer agent to effect such surrender), in exchange for, and the Company shall thereupon deliver the Put Price to the Holder by, at the Company’s election, either (i) wire transfer of immediately available funds to an account designated by the Holder or by certified check, or (ii) the issuance of an unsecured promissory note in the principal amount of the Put Price (the “Put Note”). The Put Note, if any, shall (i) accrue interest at an annual rate of SOFR plus six and a half percent (6.5%) compounded quarterly, payable in kind, (ii) have a three (3)-year maturity date, (iii) accelerate upon a Change of Control or event of default, and (iv) provide for the same events of default as the Company’s then existing credit agreement. The holder of the Warrant shall cease to be a holder thereof immediately upon surrender thereof to the Company.

7.          Delivery of Warrant Shares.

(a)            Subject to Section 7(c) below and the limitations set forth in Section 14, upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) credit the Holder’s balance account with DTC for the Warrant Shares issuable upon such exercise or at the Holder’s option issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, in either case, free of restrictive legends unless a Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. If within three (3) Trading Days after the Exercise Date, the Company shall fail to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option issue and deliver a certificate to the Holder and register such Warrant Shares on the Company’s share register, then, in addition to the rights set forth in Section 7(c) below and the right to obtain specific performance, the Company shall pay in cash to the Holder on each day after such third (3rd) Trading Day that the issuance of such Warrant Shares is not timely effected until the earlier of (i) the date that the issue of such Warrant Shares is effected or (ii) the date that the Company satisfies its obligations under Section 7(c) below, an amount equal to one percent (1%) of the product of (A) the aggregate number of Warrant Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Price of the Common Stock on the Trading Day immediately preceding the last possible date on which the Company could have issued such Warrant Shares to the Holder without violating Section 7(a).

(b)            Subject to Sections 6(a) and 7(c) and the limitations set forth in Section 14 hereof, this Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)            In addition to any other rights available to a Holder, if the Company fails to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option deliver or cause to be delivered to the Holder a certificate representing Warrant Shares by the third (3rd) Trading Day after the Exercise Date, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, at the option of the Holder (in its sole discretion), either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased by the Holder (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder or at the Holder’s option deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the Closing Price on the date such crediting of 10 the Holder’s balance account with DTC should have occurred hereunder or such certificate should have been delivered hereunder.

(d)            The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof (including, but not limited to the exercise of this Warrant) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares (other than such limitations contemplated by this Warrant). Nothing herein shall limit the Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e)            Each certificate for Warrant Shares shall bear a restrictive legend only if (i) there is not then an effective Registration Statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder and (ii) the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144; provided, however, that, no such restrictive legend shall be required if, in the opinion of counsel for the Holder (a copy of which opinion will be made available to the Company) or the Company, the securities represented thereby are not, at such time, required by law to bear such legend.

8.            Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof.

9.            Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures as the Company may prescribe.

10.          Reservation of Warrant Shares.

(a)            The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, one hundred and fifty percent (150%) of the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant (the “Required Reserve Amount”), free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 11). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation by the Company of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. Except as set forth in the reports filed by the Company prior to the date hereof pursuant to the Exchange Act, the Company represents and warrants that as of the date hereof, no Convertible Securities of the Company are outstanding.

(b)            If, notwithstanding Section 14(a) above, and not in limitation thereof, at any time while the Warrant remains outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrant.

11.           Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 11.

(a)            Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii)            of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)            Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (and not to all Holders of Warrants in respect of their ownership thereof): (i) evidences of its indebtedness; (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph); (iii) rights or warrants to subscribe for or purchase any security; or (iv) cash or any other asset (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one (1) outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company (an “Appraiser”). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally or regionally recognized accounting firm) (the “Additional Appraiser”), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and the Additional Appraiser. As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the ninetieth (90th) day after such record date, the Company will deliver to such Holder, within five (5) Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of the Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

(c)            Fundamental Transactions. If, at any time while this Warrant is outstanding: (i) the Company effects any merger or consolidation of the Company with or into another Person; (ii) the Company effects (A) any sale of all or substantially all of its assets, (B) assets generating more than 50% of the Company’s revenue for the trailing twelve month period, or (C) all or substantially all of the Company’s Tinley Park business, in each case, which sale is not approved by the Holder; (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of at least fifty percent (50%) of the Common Stock (excluding any shares held by the Person(s) making such tender or exchange offer) tender or exchange their shares for other securities, cash or property; (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 11(a) above); or (v) there is a Change of Control (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon such exercise of this Warrant (the “Alternate Consideration”). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant. The Company shall notify the Holder, in writing, of such Fundamental Transaction at least thirty (30) days prior to the closing of such Fundamental Transaction (the “Fundamental Transaction Notice”), which written notice shall describe in detail the terms of the Fundamental Transaction (including the Alternate Consideration issuable upon exercise of this Warrant). In the event of, and as a condition to the consummation of, a Fundamental Transaction, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)            this Warrant shall thereafter entitle the Holder to purchase the Alternate Consideration in accordance with this Section 11(c).

(y)            in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Warrant; and

(z)            if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Warrant, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Transaction, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Transaction, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Holder shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, prior to or at the closing of the Fundamental Transaction, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Notwithstanding the foregoing paragraph or anything contained herein to the contrary, in the event of a Fundamental Transaction, at the request of the Holder delivered on or before the later to occur of: (y) the end of the ninetieth (90th) day following Holder’s receipt of the Fundamental Transaction Notice; and (z) the ninetieth (90th) day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase this Warrant from the Holder for a purchase price, payable in cash within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the sum of (1) the greater of (A) the Original Issuance Value (as such term is defined in Exhibit A) in respect of the remaining unexercised portion of this Warrant and (B) the Black Scholes value of the remaining unexercised portion of this Warrant on the date of the consummation of the Fundamental Transaction, without regard to any limitations on the exercise hereof (including the inability of the Holder to exercise the Warrant following a Fundamental Transaction) and as determined in accordance with Exhibit C attached hereto and (2) any Distributed Property in accordance with the last sentence of Section 11(b) above. The time period specified in clause (y) of the foregoing sentence shall be extended day for day to account for any delays in the closing of a Fundamental Transaction caused by regulatory or legal review of the proposed Fundamental Transaction.

(d)           Subsequent Equity Sales.

(i)            If, at any time while this Warrant is outstanding, the Company or any subsidiary issues additional shares of Common Stock, Convertible Securities or Options (collectively, “Common Stock Equivalents”) at an effective price to the Company (net of any rebates, discounts, fees, commissions or expenses, other than customary expenses) per share of Common Stock (the “Effective Price”) less than the Exercise Price (as adjusted hereunder to such date), then the Exercise Price shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents: (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents; (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any rebates, discounts, fees, commissions and expenses, other than customary expenses), divided by the Deemed Number; and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii)            If, at any time while this Warrant is outstanding, the Company directly or indirectly issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii)          The Company shall not issue any Common Stock Equivalents at an Effective Price less than the Exercise Price (as adjusted hereunder to such date) unless prior to such issuance the Company shall have obtained all necessary shareholder and other approvals required for the Exercise Price under this Warrant to be reduced to such Effective Price and for sufficient Warrant Shares to be reserved for issuance upon exercise of this Warrant.

(iv)           Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any issuances of Common Stock or Common Stock Equivalents made pursuant to the definition of Excluded Stock.

(e)            Number of Warrant Shares. Subject to the limitations set forth in Section 14(iii), simultaneously with any adjustment to the Exercise Price pursuant to this Section 11, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f)             Calculations. All calculations under this Section 11 shall be made to the nearest cent or the nearest one hundredth (1/100th) of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)            Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 11, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(h)            Notice of Corporate Events. If the Company: (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary; (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Transaction; or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps necessary in order to ensure that the Holder has sufficient opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

12.           Payment of Exercise Price. The Holder, at its election, may either pay the Exercise Price in immediately available funds, or satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the Current Market Price (as of the date of such calculation) of one share of Common Stock.

B = the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Warrant, the “Current Market Price” of one share of the Company’s Common Stock as of a particular date shall be determined as follows: (a) if traded on a national securities exchange (including the Nasdaq Stock Market), the Current Market Price shall be deemed to be the arithmetic average of the VWAPs for the ten (10) consecutive Trading Days immediately preceding the applicable date; (b) if traded over-the-counter but not on the Nasdaq Stock Market, the Current Market Price shall be deemed to be the average of the closing bid and asked prices as of ten (10) Business Days immediately prior to the date of exercise indicated in the Notice of Exercise; and (c) if there is no active public market, the Current Market Price shall be the fair market value of a share of Common Stock as mutually determined by the Company and the Holder in its sole discretion. If the Company and the Holder are unable to so agree upon the fair market value of a share of Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 19(f).

For purposes of Rule 144 (as in effect on the Issuance Date), it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Issuance Date.

13.           Registration Rights.

(a)            Resale Registration.

(i)            As promptly as reasonably possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. If for any reason the Commission does not permit all of the Registrable Securities to be included in such Registration Statement, then the Company shall not be obligated to include such Registrable Securities in such Registration Statement but the Company shall prepare and file with the Commission a separate Registration Statement with respect to any such Registrable Securities not included with the initial Registration Statement, as expeditiously as reasonably possible, but in no event later than the date which is thirty (30) days after the date on which the Commission shall indicate as being the first date such filing may be made. The Registration Statement shall be on Form S-3 and shall contain (except if otherwise directed by the Holder) the “Plan of Distribution”, substantially as attached hereto as Exhibit B. In the event the Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on a Form S-1 or another appropriate form in accordance herewith as the Holder may consent and (ii) attempt to register the Registrable Securities on Form S-3 as soon as such form is available to register the resale of the Registrable Securities, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(ii)            The Company shall use best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as reasonable possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use best efforts to keep the Registration Statement continuously effective under the Securities Act until the earliest of: (A) the fifth (5th) anniversary of the Effective Date; (B) such time as all of the Registrable Securities may be sold to the public pursuant to Rule 144 without any volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1); or (C) such time as all Registrable Securities covered by such Registration Statement have been sold publicly (the “Effectiveness Period”).

(iii)           The Company shall notify the Holder in writing promptly (and in any event within one (1) Business Day) after receiving notification from the Commission that the Registration Statement has been declared effective.

(iv)          Without the consent of the Holder in its sole discretion, the Company shall not, prior to the Effective Date of the Registration Statement, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than a Registration Statement on Form S-8).

(v)            If the Company issues to the Holder any Common Stock pursuant to the Warrant that is not included in the initial Registration Statement, then the Company shall file an additional Registration Statement covering such number of shares of Common Stock on or prior to the Filing Date and shall use best efforts to cause such additional Registration Statement to become effective by the Commission by the Required Effectiveness Date.

(b)            Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(i)            Not less than four (4) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (other than any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish to the Holder and Holder Counsel copies of all such documents proposed to be filed and shall incorporate any reasonable comments thereto from the Holder and Holder Counsel. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Holder shall reasonably object.

(ii)            (A) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (B) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (C) respond reasonably promptly to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Holder true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; provided, however, the Company will not be required to provide copies of any correspondence that would result in the disclosure to the Holder of material and non- public information concerning the Company unless the Holder has executed a confidentiality agreement with the Company; and (D) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holder thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented.

(iii)            Notify the Holder and Holder Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day thereafter, of any of the following events: (A) the Commission notifies the Company whether there will be a “review” of any Registration Statement; (B) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to the Holder a copy of such comments and of all written responses thereto; provided, however, the Company will not be required to provide copies of any responses that would result in the disclosure to the Holder of material and non-public information concerning the Company unless the Holder has executed a confidentiality agreement with the Company); (C) any Registration Statement or any post-effective amendment is declared effective; (D) the Commission or any other federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (E) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (F) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (G) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iv)          Use best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of any Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(v)           Furnish or make available to the Holder and Holder Counsel, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by the Holder or Holder Counsel), and such other documents, as the Holder or Holder Counsel may reasonably request, promptly after the filing of such documents with the Commission.

(vi)          Promptly deliver to the Holder and Holder Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. Subject to Section 13(e), the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Holder in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(vii)         (A) Prepare and timely file with each Trading Market an additional shares listing application covering all of the Registrable Securities; (B) use reasonable best efforts to cause such Registrable Securities to be approved for listing on each Trading Market as soon as practicable thereafter; (C) provide to the Holder evidence of such listing; and (D) use best efforts to maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(viii)        Prior to any public offering of Registrable Securities, use best efforts to register or qualify or cooperate with the Holder and Holder Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(ix)           Cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Warrant, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request.

(x)            Upon the occurrence of any event described in clause (G) of Section 13(b)(iii) of this Warrant, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)            Registration Expenses. The Company shall pay (or reimburse the Holder for) all fees and expenses incident to the performance of or compliance with this Section 13 by the Company, including without limitation: (i) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws; (ii) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Holder); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Company and the reasonable and actual fees and disbursements of the Holder Counsel; (v) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Section 13; and (vi) all listing fees to be paid by the Company to the Trading Market. Discounts, concessions, commissions and similar selling expenses, if any, payable to an underwriter and specifically attributable to the sale of Registrable Securities by the Holder will be borne by the Holder.

(d)            Indemnification.

(i)            Indemnification by the Company. The Company shall indemnify and hold harmless the Holder, the officers, directors, employees and partners of the Holder, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Holder and the officers, directors, employees and partners of each such controlling person, each underwriter (including any Holder that is deemed to be an underwriter pursuant to any SEC comments or policies), if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, and Holder Counsel, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any breach of a representation, warranty, or covenant contained in this Warrant or any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding the Holder furnished in writing to the Company by the Holder expressly for use therein, or to the extent that such information relates to the Holder or the Holder’s proposed method of distribution of Registrable Securities contained in Exhibit B or was reviewed and expressly approved in writing by the Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in clauses (E)-(G) of Section 13(b)(iii) of this Warrant, the use by the Holder of an outdated or defective Prospectus after the Company has notified the Holder in writing that the Prospectus is outdated or defective and prior to the receipt by the Holder of the Advice contemplated in Section 13(e) of this Warrant.

(ii)            Indemnification by the Holder. The Holder shall indemnify and hold harmless the Company, its directors, officers and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that (A) such untrue statement or omission is based solely upon information regarding the Holder furnished in writing to the Company by the Holder expressly for use in such Registration Statement or Prospectus, or to the extent that such information relates to the Holder or the Holder’s proposed method of distribution of Registrable Securities contained in Exhibit B or such other method of distribution that was reviewed and expressly approved in writing by the Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (B) in the case of an occurrence of an event of the type specified in clauses (E)-(G) of Section 13(b)(iii) of this Warrant, the use by the Holder of an outdated or defective Prospectus after the Company has notified the Holder in writing that the Prospectus is outdated or defective and prior to the receipt by the Holder of the Advice contemplated in Section 13(e) of this Warrant. In no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the net proceeds received by the Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by the Holder.

(iii)          Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party may elect to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Section 13, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have actually and materially prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (A) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (B) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding or to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (C) the Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

(iv)          Contribution. If a claim for indemnification under Section 13(d)(i) or (ii) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 13(d)(iii), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 13(d)(iv) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 13(d)(iv), the Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by the Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 13 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

(e)            Dispositions. The Holder agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. The Holder further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (E)-(G) of Section 13(b)(iii), the Holder will discontinue disposition of such Registrable Securities under the Registration Statement until the Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 13(b)(x), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(f)            No Piggyback on Registrations. Except with the prior written consent of the Holder or as permitted by Section 13(g) below, neither the Company nor any of its security holders may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not: (i) during the Effectiveness Period enter into any agreement providing any such right to any of its security holders to be included in the Registration Statement for the Registrable Securities; or (ii) prior to the effective date of the initial Registration Statement required pursuant to Section 13(a)(i) of this Warrant, register securities of the Company for the account of any third party.

(g)            Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to the Holder written notice of such determination and if, within fifteen (15) days after receipt of such notice, the Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities the Holder requests to be registered, subject to customary underwriter cutbacks applied on a pro rata basis to all holders of registration rights.

14.           Limitation on Exercise.

(i)            Subject to Section 14(ii), the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Threshold Percentage”). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(ii)            Notwithstanding the provisions of Section 14(i), the Holder shall have the right at any time and from time to time, to waive the provisions of this Section insofar as they relate to the Threshold Percentage or to increase its Threshold Percentage (but not in excess of 9.999% (or such lower percentage if Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage threshold thereunder to a percentage less than 9.999%)) by written instrument delivered to the Company, but any such waiver or increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(iii)            Notwithstanding anything to the contrary herein, the Company shall not effect the exercise of this Warrant and the Holder shall not have the right to exercise this Warrant, (A) to the extent that after giving effect to such exercise, the Holder (together with its Affiliates) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding and/or the then combined voting power of all of the Company’s voting securities immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”) and (B) if at the time of such exercise, such exercise would violate, or would result in a violation by the Company of, any Nasdaq Stock Market Rule (and any successor to the Nasdaq Stock Market and any other trading market on which the Common Stock is listed), including, without limitation, Nasdaq Stock Market Rule 5635(b) relating to a change of control; provided, that, with respect to clause (A) above, the Beneficial Ownership Limitation shall not apply in the event that the Company obtains (x) stockholder approval for a change of control with respect to the Holder and such stockholder approval remains valid pursuant to the Nasdaq Stock Market Rules (and any successor to the Nasdaq Stock Market and any other trading market on which the Common Stock is listed) and such exercise otherwise satisfies the requirements of Nasdaq Stock Market Rule 5635 with respect to issuances of shares of Common Stock upon exercise of this Warrant or any other warrant held by the Holder or (y) a waiver of such Beneficial Ownership Limitation is received from Nasdaq and such waiver remains valid. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

(iv)            In addition to the foregoing, the sum of the number of shares of Common Stock that may be issued under this Warrant shall be limited to 19.99% of the Company’s outstanding shares of Common Stock as of the Issuance Date (the “Exchange Cap”), unless shareholder approval is obtained by the Company to issue more than the Exchange Cap, as may be required by the applicable rules and regulations of the Eligible Market, or to the extent required, unless such shareholder approval requirement has been waived by Nasdaq. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse), or other similar transaction. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

15.            Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share or right to purchase the nearest whole share, as the case may be.

16.            Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or by electronic mail (if concurrent notice is sent by a nationally recognized overnight courier service specifying next Business Day delivery) specified in this Section 16 prior to 6:30 p.m. (New York City time) on a Trading Day; (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or by electronic mail specified in this Section 16 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day; (iii) the Trading Day following the date of mailing, if sent by a nationally recognized overnight courier service specifying next Business Day delivery; or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. The address, facsimile number and e- mail address of a party for such notices or communications shall be as set forth in this Section 16, unless changed by such party by two (2) Trading Days’ prior notice to the other party in accordance with this Section 16. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

If the Company:

Emcore Corporation

2015 Chestnut St.

Alhambra, California 91803

Attention:        General Counsel

Email:                legal@emcore.com

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Attention:        James J. Masetti

Facsimile:         (650) 233-4545

Email:                jim.masetti@pillsburylaw.com

If to Holder:

HCP FVU LLC

c/o Martin Hale 40 Willow Place

Brooklyn NY 11201

Attention: Martin Hale

Email: martin@halefunds.com

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas,

New York, New York 10020-1095

Attention:        Steven E. Siesser, Esq.

Facsimile:         (973) 597-2507

Email:                ssiesser@lowenstein.com

17.           Extension of Expiration Date. At the option of the Holder, the Expiration Date may be extended for the number of Trading Days during any period occurring after the Required Effectiveness Date in which: (i) trading in the Common Stock is suspended by any Trading Market; (ii) the Registration Statement is not effective; or (iii) the prospectus included in the Registration Statement may not be used by the Holder for the resale of Registrable Securities thereunder.

18.           Furnishing of Information. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of the Holder, the Company shall deliver to the Holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. If the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Holder and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Holder to sell the Warrant under Rule 144. The Company further covenants that it will take such further action as the Holder may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

19.           Miscellaneous.

(a)            The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Subject to the restrictions on transfer set forth on the first page hereof and in Section 3, this Warrant may be assigned by the Holder; provided, however, that in no event shall the registration rights be separately assigned from the purchase rights evidenced by this Warrant. Except as provided in and subject to the terms set forth in this Section 11(c), this Warrant may not be assigned by the Company except with the prior written consent of the Holder. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence and except as otherwise provide in Section 13, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant constitutes the entire agreement of the parties with respect to the subject matter hereof. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns. The restrictions set forth in Section 14 hereof may not be amended or waived.

(b)            The Company: (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise; and (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

(c)            GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR MATTERS RELATING SOLELY TO THE INTERNAL AFFAIRS OF THE COMPANY THAT ARE GOVERNED BY THE NEW JERSEY GENERAL CORPORATION LAW). EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS WARRANT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO (I) LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR (II) LIMIT ANY PROVISION OF SECTION 19(f). EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d)            The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(e)            In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(f)

(i)            In the case of a dispute relating to the Exercise Price, the Closing Price, the Current Market Price, the Black Scholes value or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic mail (if concurrent notice is sent by a nationally recognized overnight courier service specifying next Business Day delivery) (A) if by the Company, within five (5) Business Days after the Company learned of the circumstances giving rise to such dispute, or (B) if by the Holder, within five (5) Business Days after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Exercise Price, Closing Price, Current Market Price, Black Scholes value or fair market value or arithmetic calculation of the Warrant Shares (as the case may be), at any time after the fifth (5th) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute; provided that if the Holder does not select such an investment bank within such five (5) Business Day period, then the Company may, at its sole option, select an independent reputable investment bank to resolve such dispute, it being acknowledged that the Black Scholes value shall be calculated by such investment bank in a manner consistent with Exhibit A.

(ii)            The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with this Section 19(f) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected and agreed to serve in such role (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)           The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(g)            To the extent that any notice, information or other communication that the Holder receives, obtains or otherwise comes into possession of, whether in Holder’s capacity as a warrant holder, stockholder, equity holder, lender, or otherwise, constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall, upon the Holder’s request, simultaneously file such notice, information or other communication with the U.S. Securities Exchange Commission pursuant to a Current Report on Form 8-K; provided, however, in each case, the Company may, acting reasonably and in good faith, elect not to file such notice, information or other communication and shall promptly provide written notice of such election to the Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Name:	Jeffrey Rittichier
Title:	President and Chief Executive Officer

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